UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  March 24, 2015

VICAL INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-21088 (Commission File Number)	93-0948554 (I.R.S. Employer Identification No.)
10390 Pacific Center Court San Diego, California (Address of principal executive offices)		92121-4340 (Zip Code)

Registrant’s telephone number, including area code: (858) 646-1100

Not Applicable.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 24, 2015, Vical Incorporated (“Vical”) entered into a license agreement (the “License Agreement”) with Astellas Pharma Inc. (“Astellas”) granting Vical an exclusive, worldwide license to develop and commercialize ASP2397, an antifungal compound being developed for the treatment of invasive Aspergillus infections.

Under the terms of the License Agreement, Vical paid Astellas an initial license fee of $250,000 in cash and 861,216 shares of Vical’s common stock.  The License Agreement provides for potential development, regulatory and sales milestone payments totaling up to $99.5 million, as well as tiered single-digit royalty payments based on net sales of licensed products.  The royalty payments are subject to reduction on a country-by-country basis in certain circumstances where there is not exclusivity in the country.

Vical is responsible for the worldwide development, manufacturing and commercialization of licensed products, at its cost, and is required to use commercially reasonable efforts with respect to such development and commercialization activities. Astellas agreed to complete certain IND-enabling non-clinical studies and to conduct a technology transfer with respect to ASP2397 manufacturing technology at Vical’s request within a specified period of time. Astellas holds the first right to prosecute and to enforce all licensed patents under the License Agreement throughout the world, and Vical has certain step-in enforcement rights.

During the term of the License Agreement, both parties are prohibited from manufacturing or commercializing any competing antifungal product that acts through the same mechanism of action as ASP2397.  In addition, in the event of a change of control of Vical in which the acquiror is manufacturing or commercializing a competing antifungal product, the competing antifungal product would need to be divested within a certain time after the change of control, Vical would need to terminate the License Agreement, or the acquiror would need to pay sales milestones and royalties under the License Agreement based on sales of the competing antifungal product. In addition, if Vical initiates discussions with a third party under a confidentiality agreement regarding a sublicense of ASP2397, except for sublicensing the right to manufacture to a third party manufacturer, Vical shall immediately send Astellas a written notice informing Astellas of such discussion with a third party; provided however that Vical shall not be obligated to disclose the name of the third party or the license terms under discussion.

The License Agreement, unless terminated earlier, will continue until expiration of Vical’s royalty obligations with respect to licensed products. Either party may terminate the License Agreement earlier if the other party materially breaches the agreement and does not cure the breach within a specified notice period, or upon the other party’s insolvency.  Astellas may terminate the License Agreement earlier if Vical or any of its affiliates or sublicensees oppose or challenge any of the licensed patents. Vical may terminate the License Agreement on a country-by-country basis for reasonable scientific, regulatory, commercial, financial, ethical or other reasons.

The foregoing description of the terms of the License Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the License Agreement, a copy of which will be filed with the Securities and Exchange Commission as an exhibit to Vical’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015. Vical intends to request confidential treatment for certain terms of the License Agreement, which will be filed separately with the Securities and Exchange Commission.

Item 3.02    Unregistered Sales of Equity Securities

In connection with the equity payments contemplated by the License Agreement, Vical and Astellas entered into a separate stock purchase agreement (the “Stock Purchase Agreement”) on March 24, 2015. Pursuant to the Stock Purchase Agreement, Vical issued an aggregate of 861,216 shares of its common stock, at a per share purchase price of approximately $1.01, in partial consideration for the rights granted to Vical under the License Agreement.

The shares of Vical’s common stock issued to Astellas under the Stock Purchase Agreement were issued pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), afforded by Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder, as a transaction to an accredited investor not involving a public offering. Astellas represented to Vical that its intention was to acquire the securities for investment only and not with a view to the resale or distribution of the securities.

Under the Stock Purchase Agreement, Vical also granted Astellas limited rights to require Vical to register the shares of common stock for resale under the Securities Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VICAL INCORPORATED

Date: March 25, 2015	By:	/s/ VIJAY B. SAMANT
Vijay B. Samant
Chief Executive Officer